Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENDEAVOR GROUP HOLDINGS, INC.

* * * * * *

1. The name of the corporation is Endeavor Group Holdings, Inc. (the “Corporation”). The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 29, 2019 (the “Original COI”).

2. The Amended and Restated Certificate of Incorporation (the “A&R COI”) fully amended, integrated and restated in its entirety the Original COI and was duly adopted by consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”). The date of the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was April 28, 2021.

3. The Second Amended and Restated Certificate of Incorporation (the “Second A&R COI”) fully amended, integrated and restated in its entirety the A&R COI and was duly adopted by unanimous written consent of the board of directors and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the DGCL and pursuant to Section 2.05(a)(a) of that that certain Agreement and Plan of Merger, dated as of April 2, 2024, by and among (i) Wildcat EGH Holdco, L.P., a Delaware limited partnership, (ii) Wildcat OpCo Holdco, L.P., a Delaware limited partnership, (iii) Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company, (iv) Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company, (v) Wildcat PubCo Merger Sub, Inc., a Delaware Corporation, (vi) Endeavor Executive Holdco, LLC, a Delaware limited liability company, (vii) Endeavor Executive II Holdco, LLC, a Delaware limited liability company, (viii) Endeavor Executive PIU Holdco, LLC, a Delaware limited liability company, (ix) the Corporation, (x) Endeavor Manager, LLC, a Delaware limited liability company, and (xi) Endeavor Operating Company, LLC, a Delaware limited liability company.

4. This Third Amended and Restated Certificate of Incorporation (the “Current Certificate”) was duly adopted by unanimous written consent of the board of directors and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the DGCL.

5. Effective at 8:03 a.m. Eastern Time on the 24th day of March, 2025, the Second A&R COI (filed with the Secretary of State of the State of Delaware on March 24, 2025) is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Endeavor Group Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, New Castle County, Zip Code 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

1. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,200,000,000 shares, consisting of (i) 1,000,000,000 shares of Class A common stock, $0.00001 par value per share (the “Common Stock”) and (ii) 200,000,000 shares of preferred stock, par value of $0.00001 per share (the “Preferred Stock”).

2. The number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefore. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding.

ARTICLE V

1. Voting. Each share of Common Stock entitles the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Current Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Current Certificate (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL. Except as otherwise required in this Current Certificate or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by such holders.

3. Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

4. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board, with the filing of such resolutions on one or more certificates of designation (each, a “Preferred Stock Designation”). The powers, including voting powers, if any, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the stockholders of the Corporation that may be set forth in any written agreement between the Corporation, on the one hand, and one or more stockholders of the Corporation (in their capacity as such), on the other hand (each as amended, modified, supplemented and/or restated and in effect from time to time) or any Preferred Stock Designation, the Board is also authorized to increase or decrease (but not below the number of shares then outstanding) the authorized number of shares of any series of Preferred Stock subsequent to the issue of shares of such series.

5. Reservation of Shares of Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purposes of effecting any exchanges pursuant to the applicable provisions of Section 8.1 of the OpCo LLC Agreement, the number of shares of Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption pursuant to the applicable provisions of Section 8.1 of the OpCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash). The Corporation covenants that all the shares of Common Stock that are issued upon any such redemption of such Common Units will, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

1. Voting for Directors. The holders of Common Stock shall be entitled to vote in the election of Directors. The number of Directors shall be fixed as specified or provided for in the Shareholder Agreement.

2. Action by Directors. In accordance with and as permitted by Section 141(d) of the DGCL:

(i) at any meeting of the Board or with respect to any written consent in lieu of such meeting, each Director, other than any SL Designated Director (as defined below), shall be entitled to cast one (1) vote at such meeting or with respect to such written consent; and

(ii) at any meeting of the Board or with respect to any written consent in lieu of such meeting, the SL Designated Directors then in office shall each be entitled to cast a number of votes equal to the quotient obtained by dividing (x) the sum of (A) one, plus (B) the aggregate number of votes that all Directors then in office who are not SL Designated Directors are entitled to cast at such meeting or with respect to such written consent, by (y) the number of SL Designated Directors then in office, rounded up to the nearest whole number.

Every reference in this Current Certificate or Bylaws to a majority or other proportion of Directors with respect to the requisite vote for approval by Directors or the Board shall refer to a majority or other proportion, as applicable, of the votes entitled to be cast by such Directors.

3. Amendment. Nothing in the provisions of this Current Certificate shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite approval or consent of its stockholders and the Board; provided, however, that any amendments to Article IX, Article X and clauses 1 and 2 of this Article VII shall require the written consent of the Majority Shareholder. The Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the Bylaws of this Corporation.

4. Election of Directors. Elections of Directors need not be by written ballot unless the Bylaws shall so provide.

5. Books. The books of the Corporation may (subject to any statutory requirements) be kept at such place or places or in such manner or manners within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board.

ARTICLE VIII

The Corporation eliminates the personal liability of each member of the Board to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a Director (i) for any breach of such Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which such Director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal or elimination of this provision shall apply to or have any effect on the liability or alleged liability of any Director for or with respect to any acts or omissions of such Director occurring prior to such amendment, repeal or elimination.

ARTICLE IX

1. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify, and advance Indemnified Liabilities to, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director (including any director serving as a member of any prior alternate governing body of the Corporation created pursuant to Section 141(a) of the DGCL) or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnitee” and collectively, the “Indemnitees”), whether the basis of such proceeding is alleged action in an official capacity as a director (including any director serving as a member of any prior alternate governing body of the Corporation created pursuant to Section 141(a) of the DGCL), officer, employee or agent or in any other capacity while serving as a director, officer, employee, agent or trustee, from and against any and all Indemnified Liabilities paid in settlement actually and reasonably incurred by the Indemnitee in connection therewith. Notwithstanding the preceding sentence, other than an action against the Corporation brought by an Indemnitee to enforce his or her rights under this Article IX, the Corporation shall not be required to indemnify or advance Indemnified Liabilities to any person in connection with a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) was not authorized by the Board.

2. The indemnification and advancement of Indemnified Liabilities provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Indemnified Liabilities may be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

3. To the extent not prohibited by applicable law, the Corporation shall pay the Indemnified Liabilities incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of Indemnified Liabilities in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article IX or otherwise.

4. If a claim for indemnification or advancement of Indemnified Liabilities under this Article IX is not paid in full within thirty (30) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of Indemnified Liabilities under applicable law. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of Indemnified Liabilities) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of Indemnified Liabilities pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Indemnified Liabilities upon a final adjudication that, such person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

5. The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the DGCL or the provisions of this Article IX.

6. The indemnification and advancement of Indemnified Liabilities provided by, or granted pursuant to, this Article IX shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of Indemnified Liabilities that may have been provided to an employee or agent of the

Corporation by action of the Board, pursuant to the last paragraph of this Article IX, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board in its sole discretion.

7. Given that certain claims may be jointly indemnifiable (“Jointly Indemnifiable Claims”) by the Corporation, its Controlled Entities (as defined below) or Indemnitee-Related Entities (as defined below) in respect of the service of Indemnitee as a director (including any director serving as a member of any prior alternate governing body of the Corporation created pursuant to Section 141(a) of the DGCL) and/or executive officer of the Corporation and/or a director, executive officer, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Corporation (the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of Indemnified Liabilities in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the DGCL, (ii) this Current Certificate or any bylaws or (iii) any other agreement between the Corporation or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of Indemnified Liabilities with respect to any Jointly Indemnifiable Claim, (i) the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any Controlled Entity or under any insurance policy, as applicable, and (iii) the Indemnitee and the Corporation and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Corporation and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this paragraph of Article IX.

8. Any amendment or repeal of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder of any Indemnitee or its successors in respect of any act or omission occurring prior to the time of such amendment or repeal.

9. This Article IX shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance Indemnified Liabilities to persons other than Indemnitees when and as authorized by appropriate corporate action.

ARTICLE X

1. To the fullest extent permitted by applicable law, (i) each Majority Shareholder, (ii) any Person of which a Majority Shareholder is a current or former equityholder, controlling Person, officer, director, manager, shareholder, general or limited partner, investor, member, employee, representative or agent, (iii) any Affiliate, current or former equityholder, controlling Person, officer, director, manager, shareholder, general or limited partner, member, employee, representative or agent of any of the foregoing, in each case in clauses (i) and (ii) whether or not such Person continues to have the applicable status referred to in such clauses and (iv) the directors of the Corporation or any of its Subsidiaries appointed by any of the Majority Shareholders or any of the Rollover Investors (collectively, the “Covered Persons”):

(i) have the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries or deemed to be competing with the Corporation or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of, any other person, with no obligation to offer to the Corporation or any of its Subsidiaries or any stockholder of the Corporation or any of its Subsidiaries the right to participate therein;

(ii) may invest in, or provide services to, any person that directly or indirectly competes with the Corporation or any of its Subsidiaries; and

(iii) shall have no duty (fiduciary, contractual or otherwise) to communicate or present any knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Corporation or any of its Subsidiaries to the Corporation or any of its Subsidiaries or any stockholder of the Corporation or any of its Subsidiaries, and, notwithstanding any contrary provision herein, shall not be liable to the Corporation or any of its Subsidiaries or any stockholder of the Corporation or any of its Subsidiaries (or their respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person or does not present such opportunity to the Corporation or any of its Subsidiaries or any stockholder of the Corporation or any of its Subsidiaries (or their respective Affiliates).

2. For the avoidance of doubt, this Article X is intended to disclaim and renounce, to the fullest extent permitted by applicable law and subject to the provisions of Article X, any right of the Corporation or any of its Subsidiaries with respect to the matters set forth herein, and this Article X shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

ARTICLE XI

For purposes of this Current Certificate:

“Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person. The term “control” means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” has meaning correlative to the foregoing.

“Board” means the Board of Directors of the Corporation.

“Bylaws” means the Bylaws of the Corporation.

“Director” means a director on the Board.

“Indemnified Liabilities” means all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement.

“Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of Indemnified Liabilities with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification or advancement obligation.

“Majority Shareholders” means, collectively, the SL Shareholders together with their respective Affiliates, transferees and successors and assigns.

“OpCo LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Endeavor Operating Company, LLC, a Delaware limited liability company, dated as of March 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time).

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, or any other legal entity.

“Rollover Investors” is defined in the Governance Agreement, dated as of March 24, 2025, among the Corporation, Endeavor Operating Company, LLC, a Delaware limited liability company and certain other parties thereto (as amended, restated, supplemented or otherwise modified from time to time), together with their respective transferees and successors and assigns.

“Shareholder Agreement” means that certain Shareholder Agreement of the Corporation, dated on or around the date hereof, among the Corporation, each Majority Shareholder and certain of the Corporation’s other stockholders, as amended, restated, supplemented or modified from time to time.

“SL Designated Director” means a Director that is a member or employee of Silver Lake Group, L.L.C. or one of its successor entities or investment fund or management company affiliates.

“SL Shareholders” is defined in the Shareholder Agreement.

“Subsidiary” means any corporation, partnership, trust or other entity of which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time a majority of the voting power of the outstanding equity securities of such corporation, partnership, trust or other entity.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by its officer as of March 24, 2025.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Jason Lublin
Chief Financial Officer